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                                                                   EXHIBIT 10.36




                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 16th day of February, 2001 by and between Net2000 Communications, Inc. (the "Employer" or the "Company") and James Garrettson (the "Executive").


                                   WITNESSETH:

         WHEREAS:

        (1) Employer desires to retain Executive's services, upon the terms and conditions hereafter described, and Executive desires to be employed by Employer upon such terms and conditions;

        (2) Executive understands and acknowledges that, in connection with this proposed employment, Executive will meet important customers and referral sources of Employer, and learn of confidential business information, ways of doing business, and trade secrets of Employer of which Executive was not aware, and that, accordingly, Executive's agreement to and compliance with the covenants and terms set forth in Sections 7 and 8 of this Agreement are a material and essential condition to Employer's agreement to employ Executive;

        NOW, THEREFORE, in consideration of the premises, and the promises, covenants and agreements hereinafter described, Employer and Executive agree as follows:

        1. Employment. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, upon and subject to the terms and conditions set forth in this Agreement.

        2. Duties. Executive shall serve as the Executive Vice President of Sales and Marketing, and perform, under and according to Employer's direction and control and to the best of Executive's abilities, all executive, advisory, administrative, and/or managerial duties which may be assigned or delegated to Executive from time to time by Clayton Thomas, Jr., the Chief Executive Officer ("CEO") of Employer. Executive shall report directly to Clayton Thomas, Jr., the CEO, during the Term of this Agreement. If Clayton Thomas, Jr. ceases being the CEO during the Term of this Agreement, Executive shall report to the replacement CEO. Executive shall carry out, follow and comply with all directives, rules, and policies of Employer and Employer's Board of Directors ("Board") and, subject to the CEO's direction and control, shall have the authority and responsibilities customarily exercised by an Executive Vice President of Sales and Marketing. Executive's authorities and responsibilities shall include, without limitation, the following:

- Managing all day to day operations of Employer's direct sales and marketing personnel;

- Assisting the Company in attempting to meet corporate objectives for top line revenue, gross margin, customer retention and other enumerated milestones;

- Leadership in setting strategy for new markets, product development, pricing, and differentiation while executing customer acquisition and retention for direct sales;

-   Further develop the sales and marketing organizations.

- Work to develop, implement or improve processes, procedures and systems necessary to facilitate and improve customer care functions in support of Employer's business;

- Work with the Information Technology Department to lead sales force automation including database management, pricing tools and assist with customer relationship management initiatives; and

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-   Manage sales and marketing P/L to budget.

        Executive shall exert best reasonable efforts and devote substantially all of Executive's working time, attention and energies to Employer's business and the performance of Executive duties, and shall not engage in any other business activity, whether or not such employment or business activity is pursued for gain, profit or other pecuniary advantage, without Employer's express prior written consent; provided that the foregoing shall not prohibit Executive from winding down his existing Nextjobstep business entity or from receiving amounts still owed him in respect of prior employment.

        3.      Term of Employment.

                (a) Executive's employment with Employer commences as of February 16, 2001 and, unless earlier terminated pursuant to the provisions of
Section 3(b) below, terminates at the close of business on February 15, 2004 (the "Term"), provided, however, that commencing on February 15, 2004, and on each annual anniversary of such date (such date and each annual anniversary being called a "Renewal Date"), this Agreement automatically shall extend for an additional one-year period upon the terms described in this paragraph, unless six (6) months or more prior to the Renewal Date, either party gives notice to the other in accordance with Section 14 that such party elects not to renew the employment term. If such notice of non-renewal is given, then Executive's employment shall terminate at the expiration of the then current term. In the case of each such renewal all terms of this Agreement (including those respecting termination) shall remain in full force and effect.

                (b) Notwithstanding the foregoing, prior to the expiration of the Term (as the same may be extended): (i) Employer may terminate Executive's employment, without prior notice unless otherwise noted, for "Cause". For purposes of this Agreement, grounds for termination for "Cause" shall include only the following: (1) Executive's failure or refusal to perform any lawful stated duty or responsibility; (2) misconduct or dishonesty by Executive in connection with the performance of this Agreement or any other of Executive's duties hereunder; (3) disloyalty, misappropriation of Company's or any of its affiliate's funds by Executive, Executive being convicted of a felony or crime involving moral turpitude, or fraudulent or unethical conduct by Executive related to or affecting Executive's employment; (4) failure of Executive to meet or achieve specific business plans or objectives as determined by the CEO or Board of Directors of Employer and which have been made known to Executive (which is not remedied within 45 days after receipt of written notice of the same is given by Employer to Executive); or (5) any other breach of this Agreement by Executive (which is not remedied within 45 days after receipt of written notice of the same is given by Employer to Executive specifying the particular circumstances alleged to constitute Cause and Employer's intention to terminate Executive's employment); (ii) Executive's employment terminates immediately upon Executive's death; (iii) Executive's employment may be terminated, at Employer's option, if, due to physical or mental illness, injury, or condition, Executive is unable to perform any essential function of Executive's position with reasonable accommodation for a period of more than 90 consecutive days; (iv) Executive may terminate his employment for "Good Reason" as defined as follows: (x) any violation of a material term of this Agreement by Employer (which is not remedied within 45 days after receipt of written notice of the same is given by Executive to Employer specifying the particular circumstances alleged to constitute Good Reason and Executive's intention to terminate his employment); (y) any reduction in or failure to pay Executive's Base Salary in accordance

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with this Agreement; (z) relocation of Executive's principal place of business more than thirty (30) miles from Herndon, Virginia; or (zz) a reduction in Executive's title or the assignment of Executive to duties which result in a substantial diminution of Executive's position, duties or responsibilities as provided for in this Agreement, excluding an isolated and/or inadvertent action which is remedied by Employer within 45 days after written notice of the same is given by Executive to Employer or a temporary or occasional assignment by the Board or the Chairman of the Board made for reasons of business necessity in the good faith judgment of the Board or its Chairman.

                (c) Upon termination of Executive's employment hereunder, Executive shall be entitled to receive any Base Salary accrued but unpaid as of such date, any unused accrued vacation, and unreimbursed business expenses incurred in accordance with Employer's existing policies, and shall promptly return to Employer all of Employer's tangible and intangible property that is in Executive's possession (other than personal files, rolodex, cellular telephone, and cellular telephone number of Executive).

                (d) If Executive legitimately terminates Executive's employment for Good Reason as defined in Section 3(b) above, or if Employer terminates Executive's employment, excluding a termination under Section 3(b)(i), (ii) or (iii), without Cause or in violation of this Agreement prior to the expiration of the Term, then Executive shall be entitled to receive: (i) an amount equal to one time the then current rate of Base Salary being paid to Employer (excluding bonuses, benefits, or other compensation) on the effective date of such termination, contingent upon and subject to Executive's continuing and full compliance with the provisions of Sections 7 and 8 herein. This sum will be paid to Executive within ten (10) business days of the termination of Executive's employment. and (ii) a one-time payment of the pro-rated portion of the Executive's Bonus (as described below) under the bonus plan for Executive in effect for that fiscal year provided the corporate performance goals for that Bonus plan for the entire fiscal year are in fact achieved. The pro-rated portion shall be paid at the same time the Bonus otherwise would have been payable under the Agreement if Executive had remained in Employer's employ, and shall be equal to pro-rated percentage of the Bonus equal to the percentage of the fiscal year during which Executive was employed by Employer. In addition, Executive shall continue to receive medical coverage, to the extent offered and provided pursuant to Section 4(e), in effect as of the termination of Executive's employment for an additional six (6) months from the termination date.

                (e) The provisions of Sections 3, 7, 8, 9, and 14 of this Agreement, and any related provisions, shall survive and continue after the termination of this Agreement and after the termination of Executive's employment.

        4. Compensation. For the services rendered pursuant to this Agreement's terms, during Executive's employment Executive shall receive the following:

                (a) Base Salary. Executive shall be compensated at an annual rate of two hundred thousand dollars ($200,000) ("Base Salary").

                (b) Bonus. (a) Executive shall be entitled to receive a bonus ("Bonus"), payable and determined as described below, for each calendar year in which Executive: (i) meets the enumerated



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individual and corporate performance goals established by the Employer's CEO and
Compensation Committee of the Board after consultation with Executive for such calendar year; and (ii) was employed by Employer at the end of the calendar year. The Bonus will be paid by April 15th of the following calendar year. With respect to any such Bonus plan and goals established by Employer, Executive shall be eligible to qualify for a bonus as follows: (i) Executive's bonus target shall be seventy-five percent (75%) of Executive's Base Salary in effect at the beginning of the calendar year; (ii) of the seventy-five percent (75%) of Base Salary bonus target described immediately above, one-third (1/3) (i.e., twenty-five percent (25%) of the Base Salary), shall be based on Employer achieving and satisfying the corporate goals established by the CEO and Compensation Committee of the Board, and two-thirds (2/3) (i.e., fifty percent (50%) of the Base Salary) shall be based on Executive achieving and satisfying the individual goals and objectives established by the CEO and Compensation Committee of the Board; provided, however, that, for the Year 2001, Executive shall be guaranteed a minimum bonus payment of fifty thousand dollars ($50,000) for his individual goals and objectives.

                (c) Review. Employer will review the compensation spelled out above, on an annual basis.

                (d) Withholding. Employer shall withhold from Executive's compensation all amounts owed Employer (if any) and all amounts required to be withheld under federal, state or local law.

                (e) Benefit Plans, Vacation. During Executive's employment with Employer, Employer will pay the cost of participation by Executive and his immediate family in any group health insurance plan (PPO or equivalent) then maintained by Employer to the same extent provided to employees of Employer generally. Executive will be entitled to participate in any other benefit plan of Employer offered by Employer to its employees generally, provided Executive is eligible to participate under the terms of any such plan subject to applicable terms and conditions. Executive shall be entitled to receive three
(3) weeks paid vacation per annum.

                (f) Options. Executive shall be granted an option (the "Option") under the Net2000 Communications, Inc. 1999 Stock Incentive Plan ("Stock Option Plan"), subject to the terms of the Incentive Stock Option Grant Agreement ("Stock Option Agreement"), as described below.

1. The Option will be to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock. The exercise price of these stock options will be at a strike price of $5.25 per share, and thirty-seven thousand five hundred (37,500) of the options granted pursuant to the Stock Option Agreement shall vest immediately when the option is granted and Executive has executed and delivered to Employer this Agreement and the Stock Option Agreement, with the balance to vest as follows, provided that Executive must be in continuous employ of the Company from the stock option grant date through the applicable date upon which vesting is scheduled to occur: (i) an additional thirty-seven thousand five hundred (37,500) stock options will vest on the first anniversary date of the Stock Option Agreement date; and (ii) the remainder of unvested stock options shall vest at a rate of 1/24 per month thereafter, subject to the terms of the Stock Option Plan and the Stock Option Agreement.

2. Executive will be eligible to receive a bonus option ("Bonus Option") to purchase up to an


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        additional sixty thousand (60,000) shares of the Company's common stock contingent upon and subject to the full achievement of the following specific individual performance goals:

                (a) An additional ten thousand (10,000) stock options if, within six (6) months of the date of this Agreement, the aggregate sales personnel headcount for all direct sales branch offices meets or exceeds one hundred percent (100%) of targeted headcount for all of the overall designated direct sales positions. Executive acknowledges that the sales headcount targets for each direct sales branch office have been disclosed to Executive in writing.

                (b) An additional twenty thousand (20,000) stock options if, within six (6) months of the date of this Agreement, the total amount of booked revenue (as that term is defined in the 2001 Sales Compensation Plan) for direct sales of the Company is at least one hundred and twenty-five percent (125%) of the Company's Wall Street sales revenue plan as publicly communicated to Wall Street analysts. Executive acknowledges that he has received a copy of such sales revenue plan for direct sales and further acknowledges that sales made by Alternate Channel Sales, Carrier Sales, and/or sales agents shall not count in calculating direct sales revenue.

                (c) An additional thirty thousand (30,000) stock options if, within six (6) months of the date of this Agreement, the total amount of booked revenue (as that term is defined in the 2001 Sales Compensation Plan) for direct sales of the Company is at least one hundred and fifty percent (150%) of the Company's Wall Street sales revenue plan as publicly communicated to Wall Street analysts. Executive acknowledges that he has received a copy of such sales revenue plan for direct sales and sales made by Alternate Channel Sales, Carrier Sales, and/or sales agents shall not count in calculating direct sales revenue.

                (d) If any portion of the Bonus Option is earned by Executive in accordance with the requirements and specific individual performance milestones described above, the stock options received by Executive shall vest as follows: 33% of the shares shall vest on the first anniversary of that date that the shares are earned by Executive, with the remainder of the shares vesting 1/24 per month thereafter; provided, however, that the Bonus Option is subject to the terms of the Stock Option Plan and the Stock Option Agreement and Executive must be in continuous employ of the Company from the Bonus Option grant date through the applicable date upon which vesting is scheduled to occur.

        3. In the event of a Change of Control, all of Executives stock options granted hereunder and otherwise shall automatically vest upon the closing date of the Change of Control and become immediately exercisable in accordance with the terms of the applicable Stock Option Agreement. For the purposes of this Agreement, the term "Change in Control" shall mean (i) the acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of Net2000 Communications, Inc.; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities); (ii) the closing of a sale or conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation


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or other reorganization or business combination of the Company if, immediately after such transaction, persons who hold a majority of the Outstanding Company Voting Securities entitled to vote generally in the election of directors of the surviving entity are not the same persons who held a majority of Outstanding Company Voting Securities immediately prior to such transaction; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (y) any acquisition by the Company or an affiliate in which the Company or the affiliate is the surviving entity; or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

                (h) Automobile Allowance. During his employment with Employer. Executive shall receive an automobile allowance of six hundred dollars ($600) per month.

                (i) Telephone Service. During the period Executive remains employed by Employer, Employer will provide, at no additional cost to Executive
(i) an ISDN telephone line at Executive's residence for purposes of conducting Company business; (ii) reimbursement to Executive for the cellular phone usage on Executive's cellular phone provided that Executive subscribes to an appropriate usage plan designed to minimize cost to the Company.

        5. Office. During Executive's employment, unless otherwise agreed to by Executive in writing, Executive shall be entitled to an office at, and perform Executive's duties principally out of, a corporate office maintained by Employer in Herndon, Virginia or the immediately surrounding area.

        6. Expenses. During Executive's employment, Employer shall reimburse Executive for reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his duties for Employer subject to any budgetary limitations established from time to time by Employer and provided Executive provides such documentation and information as may then be required by Employer's business expense reimbursement policy and as may be required to satisfy the standards necessary to deduct such expenses for federal income tax purposes.

         7.       Confidential Information.

                (a) Executive acknowledges that Employer is a developing company that offers services in a competitive industry and that, in the course of developing its business, Employer has developed and will continue to develop and/or acquire, and Executive will learn, valuable Confidential Information (described below), which was unknown to Executive prior to Executive's employment, or which has been developed by Executive on behalf of Employer; which Confidential Information only was and will be disclosed to Executive in and under a relationship of trust and confidence under restrictions of confidentiality. As used in this Agreement, Confidential Information includes, without limitation (i) names, addresses, phone numbers, dates and any and all other information regarding the customers or potential customers and key contacts at customers of Employer; and (ii) trade secrets, business, sales and financial data, pricing, costs, financial statements, programs, property, lists, diagrams and drawings, information concerning the design, components and manufacture of Employer's products, market information, vendor information, supplier information, research reports, technical data, test data, forecasts, financial statements, price and cost data, financial and marketing plans, manuals, strategies, and projections of Employer;

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provided that Confidential Information shall not include (x) any of the foregoing or other information in the public domain or previously known or held by Executive, (y) information required by law to be disclosed by Executive; or
(z) Executive's personal files and rolodex in his possession and ownership prior to commencement of his employment at the Company. Executive agrees that the Confidential Information is a trade secret for purposes of all applicable laws, and that Confidential Information would not be disclosed to Executive but for Executive's execution of this Agreement.

                (b) Except as required by the duties of Executive's employment with Employer, Executive shall never during his employment or for a period of two (2) years after such employment terminates, directly or indirectly, use, publish, or otherwise disclose any Confidential Information, without Employer's prior written consent. This restriction shall not apply to information which is already known in the industry generally other than by reason of any actions of Executive.

                (c) During Executive's employment with Employer, Executive shall exercise all due and diligent precautions to protect the integrity and non-disclosure of the Confidential Information and, upon termination of employment, or otherwise before then upon request, Executive shall immediately return to Employer all documents (whether stored in hard copy or electronically) or materials embodying such Confidential Information or any part thereof (including any copies thereof) in Executive's possession or control.

                (d) Executive represents to Employer and agrees that Executive has not provided, and will not provide to Employer (or utilize in connection with the performance of his duties), any trade secrets of a prior employer.

        8.      Restrictive Covenants.

                (a) Executive acknowledges and agrees that Employer will suffer great loss and damage if, during Executive's employment or at any time subsequent to such employment, Executive were to improperly use or disclose Confidential Information or goodwill of Employer, or if Executive were to use Executive's contacts and relationships with any customer, potential customer, or referral source of Employer, and therefore agrees that Executive must comply with the restrictive covenants hereinafter set forth; it being understood at the execution of this Agreement that the parties acknowledge and agree such restrictions protect legitimate protectable interests of Employer, with respect to its trade secrets, customers, and referral sources, are reasonable and necessary to protect such interests, are compatible with their respective rights, and do not impair or prevent Executive from earning a living.

                (b) During Executive's employment with Employer and for the continuous period of eighteen (18) months after such employment terminates (whether the Term or any extension thereof expires, the employment term is non-renewed by either party, or employment is terminated by Executive or Employer and regardless of the reason for termination), Executive shall not directly or indirectly, for any reason or purpose whatsoever (other than on Employer's behalf in performing Executive's required duties for Employer), whether for Executive's own benefit, or for the benefit or on behalf of, or in conjunction with, any other corporation, partnership, proprietorship, or other form of business entity, and whether as an employee (in any executive, managerial, officer, exempt or sales position), partner, principal, officer,


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director, consultant, agent, stockholder or otherwise:

                        (i) contact, call on, solicit the business of, sell any goods or services of a type then provided by Employer or any of Employer's subsidiaries and/or affiliates to Employer's current customer base and/or prospects to whom Employer or any of Employer's subsidiaries and/or affiliates is engaged in proposing its services to;

                        (ii) solicit or encourage any director, officer, or other employee or sales agent of Employer or any of Employer's subsidiaries and/or affiliates to discontinue that individual's status or employment with Employer or any of Employer's subsidiaries and/or affiliates, or encourage or entice such individual to engage or participate in any activity or employment in competition with Employer.

                (c) It is the intention of the parties to restrict Executive's activities only to the extent necessary for the protection of Employer's legitimate business interests. To the extent that any covenant set forth in this Section 8, or in Section 7 of this Agreement, shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Employer or other party seeking enforcement the maximum protection and restrictions on Executive's activities permitted by applicable law in such circumstances.

                (d) Executive acknowledges and agrees that (i) the separate and distinct promises in this Agreement are reasonable and necessary in order to protect the legitimate business interests described above, (ii) any violation would result in irreparable injury to Employer, and (iii) the enforcement of a remedy by way of injunction or otherwise would not prevent Executive from earning a living.

        9. Non-Waiver of Covenants. Employer's failure to exercise any of its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for any other person employed by Employer, or by Employer's failure to exercise any of its rights under this Agreement or any other similar agreement. Employer's failure to exercise any of its rights in the event Executive breaches any promise in this Agreement shall not be construed as a waiver of such breach or prevent Employer from later enforcing strict compliance with any and all promises, obligations, and rights set forth in this Agreement.


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        10.     Assignment, Entire Agreement, Amendment. This Agreement may be
assigned only by Employer, and is freely assignable by Employer. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior understandings, communications and agreements concerning such subject matter; provided that, to the extent there is any conflict between this Agreement and any stock option grant agreement or plan, the provisions of this Agreement shall control. Neither this Agreement, nor any of its terms, can be changed, added to, waived or supplemented except in a written document signed by Executive and Employer, except that Employer may adopt or change any vacation, benefit, rules or other policy generally applicable to employees or a group or class of employees in its discretion.

        11.     Governing Law, Assignment, Miscellaneous.

                (a) This Agreement shall be governed by and construed and interpreted according to the internal laws of the Commonwealth of Virginia without reference to conflicts of law principles. The headings of the sections are inserted for convenience of reference only and shall not be considered to constitute a part of this Agreement nor to affect the meaning.

                (b) If any one or more provisions contained in this Agreement, or in the application thereof, shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. Nothing in this Agreement shall be deemed to require Employer or Executive to take any action or perform any obligation which would be contrary to or inconsistent with a court order.

                (c) In any suit to enforce this Agreement, both parties agree that venue and jurisdiction is proper in the County in Virginia in which Herndon, Virginia is located and, if federal jurisdiction exists, the federal district court for the district in which Herndon, Virginia is located, and the parties hereby waive any objection to jurisdiction and venue in any such forum described in this Section 12(c) and any claim that such forum is not the most convenient forum.

        12. Acknowledgment; Indemnification. By signing this Agreement, Executive and Employer each acknowledge and agree that they each have read the Agreement, understand and intend to fulfill each and every one of the covenants and obligations in this Agreement, understand this is a legally binding agreement, and acknowledge receiving a copy of the Agreement.

        13. Notice. Every notice, demand or other communication required or contemplated by this Agreement shall be in writing and deemed to have been made either when personally delivered to the respective party or sent via overnight mail, return receipt requested, to the address set forth below under such party's signature, or to such changed address as either party may have given by written notice to the other party.

        14. Indemnification. Executive shall be entitled to indemnification to the extent provided under the Company's Articles of Incorporation and By-Laws and to coverage under the Company's liability insurance for directors and officers subject to the terms and conditions of such insurance coverage.


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        IN WITNESS WHEREOF, the parties hereto have signed this Agreement below, this 16th day of February, 2001.


                                                    NET2000 COMMUNICATIONS, INC.



By:      /s/James Garrettson                       By:      /s/Clayton Thomas
   -----------------------------------------           -------------------------------
   James Garrettson                                     Clayton Thomas
                                                        Chief Executive Officer & Chairman
Residing at:
2221 Halcyon Lane                                       2180 Fox Mill Road
Vienna, Virginia 22181                                  Herndon, VA 20171


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